Schedule A

to the

Investment Subadvisory Agreement

between

RidgeWorth Capital Management, Inc.

and

Seix Investment Advisors LLC

as of September 30, 2011

RidgeWorth High Income Fund

RidgeWorth Intermediate Bond Fund

RidgeWorth Core Bond Fund

RidgeWorth Limited Duration Fund

RidgeWorth Limited-Term Federal Mortgage Securities Fund

RidgeWorth Seix Floating Rate High Income Fund

RidgeWorth Seix High Yield Fund

RidgeWorth Corporate Bond Fund

RidgeWorth Total Return Bond Fund

RidgeWorth U.S. Government Securities Fund